Exhibit 10.6

FIFTH AMENDMENT TO

PROMISSORY NOTE

THIS FIFTH AMENDMENT TO PROMISSORY NOTE (this “Fifth Amendment”) is entered into effective as of September 30, 2023, by and among Western Alaska Copper & Gold Company, an Alaska corporation, and Joe Piekenbrock, a resident of Colorado.

RECITALS

A.            Western Alaska Copper & Gold is the maker (“Maker) of and Joe Piekenbrock is the holder (“Holder”) of that certain “Promissory Note” dated March 31, 2021, in the principal amount of three million, six hundred and ninety-eight thousand dollars ($3,698,000.00) (“Original Note”), as amended by that certain “First Amendment to Promissory Note” dated as of August 16, 2021, by that certain “Second Amendment to Promissory Note” dated as of October 1, 2021, by that certain “Third Amendment to Promissory Note” dated as of March 31, 2022 and by that certain “Fourth Amendment to Promissory Note” dated as of March 31, 2023 (collectively, the “Promissory Note”).

B.            As of the date of this Fifth Amendment, the principal balance of the Promissory Note is approximately $2,700,000.00.

C.            The interest rate of the Promissory Note was set at five percent (5.0%) commencing April 1, 2023 and shall accrue thereafter.

D.            Maker and Holder desire to amend the Promissory Note, all as more fully set forth in the Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Payments. The “PAYMENTS” section of the Promissory Note, as amended, is amended and restated as follows:

PAYMENTS. Maker shall make the following payments under this Promissory Note:

(i)             monthly principal payments of $25,000.00 on the outstanding principal balance of this Promissory Note, shall begin the later of March 31, 2024 or at the closing of the next Western Alaska Minerals Corp’s financing;

(ii)            in the event that Maker’s parent company, Western Alaska Minerals Corp., closes an additional financing round in calendar 2024 and subsequent years, a principal reduction payment equal to Six Percent (6%) of said financing, to be applied against the principal set forth in Subsection (i) above, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be due and payable upon closing of each such round;

(iii)           a principal reduction payment of $750,000.00 due on May 1, 2025, and a principal reduction payment of remaining balance and all accrued interest on the outstanding principal balance of this Promissory Note, due December 1, 2025.

2.             Miscellaneous. If not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Promissory Note. In the event of conflict between the terms hereof and the terms of the Promissory Note, the terms hereof shall control. Upon full execution hereof, this Amendment shall be appended to the Promissory Note and shall be considered a part thereof for all purposes.

3.             Counterparts. This Fifth Amendment may be executed in counterparts. Any set of identical counterparts containing the signatures of all parties shall be deemed to constitute one instrument, and each such set of counterparts shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment effective as of the date first set forth above.

MAKER:

Western Alaska Copper & Gold Company,
an Alaska corporation

By:	/s/ Christopher Marrs
President

HOLDER:

/s/ Joe Piekenbrock
Joe Piekenbrock

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